Filed Pursuant to Rule 424(b)(3)

File No. 333-222192

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

SUPPLEMENT DATED AUGUST 17, 2018

TO THE

PROSPECTUS DATED APRIL 6, 2018

FOR THE

GROUP OR INDIVIDUAL FIXED CONTINGENT ANNUITY CONTRACT

This Supplement updates certain information contained in the group or individual fixed contingent annuity contract (the “Contract”). Capitalized terms used in this Supplement have the same meaning as provided in the Prospectus.

Effective on or about December 1, 2018 (the “Effective Date”), we will no longer charge a Certificate Fee under the Contract.

No other changes are being made to your Contract. All other terms and conditions remain unchanged.

Please read this Supplement carefully and retain it for future reference.